FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated June 22, 2011	Registration No. 333-160604
Registration No. 333-160604-01
GE EQUIPMENT TRANSPORTATION LLC, SERIES 2011-1
Issuing Entity
$691,858,000 Asset Backed Notes
CEF EQUIPMENT HOLDING, L.L.C.
Depositor
GENERAL ELECTRIC CAPITAL CORPORATION
Sponsor and Servicer
The Depositor has filed with the Securities and Exchange Commission (“SEC”) a prospectus supplement dated June 22, 2011 and a prospectus dated June 14, 2011, which describe the Class A Notes, the Class B Notes and the Class C Notes (collectively, the “Notes”) to be issued by the Issuing Entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Notes.
Ratings
We will not issue the Notes unless:
•
the Class A Notes, other than the Class A-1 Notes, are rated in the highest rating category for long-term (AAAsf/Aaa (sf)) obligations by Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively,

•	the Class A-1 Notes are rated in the highest rating category for short-term (F1+sf/P-1 (sf)) obligations by Fitch and Moody’s, respectively,

•	The Class B Notes are rated AAsf by Fitch and Aa1 (sf) by Moody’s, respectively, and

•	The Class C Notes are rated Asf by Fitch and Aa3 (sf) by Moody’s, respectively.
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Issuing Entity, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor will arrange to send you the prospectus if you request it by calling its Manager, Investment Relations at (203) 357-4328.
Joint Bookrunners of the Class A Notes

BofA Merrill Lynch	Citi
Co-Managers of the Class A Notes

CastleOak Securities, L.P.	RBS